Putnam Dynamic Asset Allocation Conservative Fund, 3/31/14, semi annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  3,347
Class B	  119
Class C   260
Class M   56

72DD2 (000s omitted)

Class R	  36
Class R5  1
Class R6  31
Class Y   647

73A1

Class A	  0.090
Class B	  0.050
Class C	  0.052
Class M	  0.064

73A2

Class R	  0.078
Class R5  0.108
Class R6  0.108
Class Y	  0.102

74U1	(000s omitted)

Class A	  37,196
Class B	  2,300
Class C   5,120
Class M	  874

74U2	(000s omitted)

Class R	  475
Class R5  28
Class R6  310
Class Y	  5,541

74V1

Class A	  10.92
Class B	  10.85
Class C	  10.81
Class M	  10.82

74V2

Class R   11.18
Class R5  10.95
Class R6  10.96
Class Y	  10.96

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.